Exhibit 99.1
Press Release

400 Collins Road NE Cedar Rapids, Iowa 52498

News Release

Rockwell Collins’ fiscal year 2007 earnings per share increase 26% to $3.45 on 14% revenue growth to $4.42 billion

CEDAR RAPIDS, Iowa (Oct. 31, 2007) - Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2007 of $585 million, an increase of $108 million, or 23% over fiscal year 2006 net income of $477 million. Earnings per share improved 26% to $3.45 compared to earnings per share of $2.73 a year ago. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program.

Fiscal year 2007 revenues increased $552 million, or 14%, to $4.42 billion compared to revenues of $3.86 billion last year. Organic revenue growth was 13%, while $60 million of incremental sales from business acquisitions, principally the Evans & Sutherland simulator visualization systems business (the E&S business) acquired in May 2006, contributed to the total revenue growth. Cash provided by operating activities for fiscal year 2007 totaled $607 million, or 104% of net income, compared to $595 million of cash provided by operating activities last year.

For the fiscal year 2007 fourth quarter, net income increased $18 million, or 13% to $156 million from $138 million last year. Earnings per share improved 14 cents, or 18% to 93 cents compared to earnings per share of 79 cents a year ago. Revenues increased $165 million, or 16%, to $1.23 billion from revenues of $1.06 billion last year.

“An excellent fourth quarter capped off another terrific year of financial performance for Rockwell Collins,” said Chairman, President and Chief Executive Officer Clay Jones. “These financial results mark our fourth consecutive year of generating double-digit revenue and earnings per share growth as well as higher year-over-year levels of operating cash flow. Robust market conditions and our strengthening positions in faster growing market areas were the principal drivers for strong Government and Commercial Systems revenue growth in 2007. In addition, our efficient operating structure enabled both businesses to expand segment operating margins, with Commercial Systems’ segment operating margin expanding by nearly 200 basis points. This was achieved while also significantly increasing our rate of investment on research and development initiatives aimed at fueling future revenue growth,” added Jones noting that 2007 research and development expenditures increased by 15% over 2006 levels.

Following is a discussion of fiscal year 2007 fourth quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides defense communications and defense electronics systems, products and services, including subsystems, displays, navigation equipment and simulation systems, to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved fourth quarter sales of $621 million, an increase of $63 million, or 11%, compared to the $558 million reported for the same period last year. Government Systems’ organic revenues increased $58 million, or 10%.

Sales of defense electronics systems and products increased $43 million, or 11%, to $421 million primarily driven by higher rotary and fixed wing electronic systems program and simulation and training systems program revenues. Defense communications sales increased $20 million, or 11%, to $200 million principally due to higher Joint Tactical Radio System (JTRS) program revenues as well as higher ARC-210 radio hardware and development program revenues.

Government Systems’ fourth quarter operating earnings totaled $121 million, resulting in an operating margin of 19.5%, compared to operating earnings of $110 million, or an operating margin of 19.7%, for the same period last year. Operating earnings were higher as the positive impact of the higher sales, productivity improvements, and lower retirement benefit costs were partially offset by higher employee incentive compensation costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to original equipment manufacturers (OEMs) of commercial air transport, regional and business aircraft, commercial airlines, fractional and other business aircraft operators worldwide, achieved fourth quarter sales of $605 million, an increase of $102 million, or 20%, compared to sales of $503 million reported for the same period last year.

Sales to airlines and aircraft OEMs related to new aircraft production increased $61 million, or 24%, to $314 million. Higher air transport and business aircraft avionics sales as well as higher air transport aircraft in-flight entertainment (IFE) systems sales more than offset slightly lower business aircraft cabin systems revenues. Commercial Systems’ aftermarket revenues increased $41 million, or 16%, to $291 million driven by higher avionics service and support and IFE system retrofit revenues as well as revenues related to avionics equipment for Boeing 787 simulators.

Commercial Systems’ fourth quarter operating earnings increased $24 million to $130 million, generating an operating margin of 21.5%, compared to operating earnings of $106 million, or an operating margin of 21.1%, for the same period a year ago. The increase in operating earnings and operating margin was primarily due to the positive impact of the higher sales, lower retirement benefit costs and productivity improvements. The positive impact of these items was partially offset by higher company funded research and development expenditures, due in part to the timing of certain subcontract engineering activities, as well as higher employee incentive compensation costs and a higher proportion of lower margin IFE systems revenues.

Financial Highlights

Based on the strength of its balance sheet and operating cash flow, during fiscal year 2007 the company continued executing on a capital deployment strategy targeted at enhancing shareowner value.

▪	Quarterly dividends paid to shareowners in 2007 totaled $107 million, or 64 cents per share, an increase of 14% over dividends per share of 56 cents per share in 2006.

▪
The company deployed $333 million to repurchase 4.6 million shares of its common stock during the fiscal year ended September 30, 2007. In addition, on October 1, 2007, the beginning of the company’s 2008 fiscal year, the company repurchased 3 million shares at an initial cost of $224 million pursuant to an accelerated share repurchase agreement. As of the close of business on October 1, 2007, the company had $16 million of authorized share repurchases remaining.

▪
Information Technology and Applications Corporation (ITAC), a privately-held engineering and products company that provides intelligence, surveillance, reconnaissance and communications solutions to support the global war on terror and homeland security, was acquired in a cash transaction approximating $37 million. Founded in 1986, ITAC’s focus is the development of cutting-edge capabilities for warfighters that facilitate access to and use of near real-time geospatial intelligence and other mission-critical information.

Fiscal Year 2008 Outlook

The following table is a complete summary of the company’s fiscal year 2008 financial guidance, which is unchanged from the financial guidance initially provided on September 14, 2007:

•	Total sales	$4.70 bil. to $4.75 bil.

•	Total segment operating margins	about 22%

•	Earnings per share(1)	$3.80 to $3.95

•	Cash provided by operating activities(2)	$675 mil. to $725 mil.

•	Research & development costs	$925 mil. to $950 mil.

•	Capital expenditures	about $170 mil.

(1)
Based on an expected effective income tax rate in the range of 32.5% to 33.5%. The projected effective tax rate assumes federal research and development tax credits (R&D Tax Credits) are available for the entire fiscal year, although legislation authorizing R&D Tax Credits beyond December 31, 2007 has yet to be enacted.

(2)	The projected cash provided by operating activities range accommodates a planned discretionary qualified defined benefit pension plan contribution of up to $75 million.

Business Highlights:

Pro Line FusionTM was introduced by Rockwell Collins as its next generation of avionics for the business jet market. A new avionics solution that combines the success of Pro Line 21 with key technological advancements, Pro Line Fusion provides an empowering human interface and extensive situational awareness, while offering information enabled capabilities and flexible, adaptable integration. Set to debut on Bombardier GlobalTM family business aircraft in 2011, it will feature high resolution 15-inch diagonal liquid crystal displays working in concert with Head-Up Guidance Systems (HGS™), graphical flight planning, Synthetic-Enhanced Vision and Rockwell Collins’ award-winning MultiScan™ Hazard Detection system. In addition, integral to Pro Line Fusion will be information management capabilities that include a comprehensive aircraft maintenance system, aircraft database management capabilities, wireless connectivity, and access to aircraft manuals and documents on the main displays. Pro Line Fusion is being designed to accommodate technologies for current and future airspace requirements such as Controller Pilot Data Link Communications (CPDLC), Required Navigation Performance (RNP) navigation and self-separation. Voice recognition technology will be a future capability of the system.

Rockwell Collins unveiled VenueTM, its next generation, high definition cabin management system for business jets. Venue, which is a scaleable solution capable of incorporating future technologies, takes the passenger experience to a whole new level by mirroring a high end digital home entertainment environment in the airplane. The new system has already been selected by Cessna for the upcoming CJ4, debuting in 2010. The Venue system is scheduled for first deliveries in the first quarter of 2009.

Bombardier selected Rockwell Collins as the avionics systems integrator for its new Global Vision* flight deck for Global 5000* and Global Express XRS* aircraft. This award marks the debut of the company’s avionics in long-range and ultra long-range business jets as well as the debut of Pro Line Fusion™, a new avionics offering featuring the most advanced flight deck technology available.

* Either registered or unregistered trademarks of Bombardier Inc. or its subsidiaries.

Rockwell Collins announced the upcoming availability of its MultiScanTM weather radar technology for business aircraft operators. The new system, called the RTA-4100 MultiScan weather radar, can be installed on new aircraft equipped with Pro Line 21 and Pro Line FusionTM avionics, and is scheduled for availability in December 2008. MultiScan automatically scans ahead of the aircraft and combines the returns through advanced digital processing and analysis algorithms to display not just precipitation rates but the actual weather threats. The result is a more accurate depiction of weather and turbulence hazards while significantly reducing flight deck workload and training for pilots.

Rockwell Collins introduced two new iPod** integration solution offerings that will allow business jet passengers to fully utilize their iPods and iPhones** for entertainment onboard business jets. The iPod Solo Station and the iPod Quad Station offer flexible designs that allow passengers to access their iPod and iPhone music and video libraries through the cabin audio visual system. The iPod Solo Station is a docking solution ideal for near-seat, side ledge installation. The iPod Quad Station provides an integrated way to dock multiple iPods or iPhones to the audio visual system. The Quad Station can host up to four iPods within a series of adjoining docking slots, capable of routing the audio and video content of each device to a different destination, while being independently controlled. Dassault Falcon will be the launch customer for the iPod Solo Station, to be introduced on the 7X, 900 and 2000 family by the end of 2008.

** iPod and iPhone are trademarks of Apple, Inc.

Bombardier selected Rockwell Collins as Head-Up Guidance System (HGS®) supplier with the HGS-6605 HGS® as a new option for the Bombardier Challenger 605*. This agreement builds on a long tradition of providing Bombardier with industry-leading head-up display technology including systems on Bombardier Challenger 604, CRJ and Q-series platforms.

* Either a registered or unregistered trademark of Bombardier Inc. or its subsidiaries.

Singapore Airlines awarded a Dispatch 100 service contract to Rockwell Collins for their fleet of 19 A380s. Under the terms of the 10-year contract, Rockwell Collins will provide Singapore Airlines with spares ownership, logistics management, maintenance repair and on-site technical support under a single per flight hour price and a single point of contact. Dispatch 100 combines industry-leading repair cycle times with spares ownership and reliable on-wing performance to deliver guaranteed availability. Rockwell Collins total life cycle service solution includes spares management, distribution, component repair and overhaul, and component reliability improvements. Dispatch 100 customers realize guaranteed dispatch ability and revenue savings through this easy-to-use program.

Rockwell Collins and Duncan Aviation will jointly offer Engineering Services Solutions (ESS), a new service offering that enhances the life cycle of current Rockwell Collins products, by increasing functionality and reliability. Engineering Services Solutions, first announced by Rockwell Collins in April 2007, offers innovative technology insertions and engineering-developed preventative maintenance techniques to enhance the life cycle of the fielded Rockwell Collins products. Duncan Aviation is an aircraft service provider with 1,900 employees supporting the aviation needs of government and business operators and other service providers.

Eurocopter Deutschland awarded a contract to Rockwell Collins for the development of a German Avionics Management System (GAMS) for the German Army CH-53 G helicopter. The GAMS will be based on Rockwell Collins’ Common Avionics Architecture System (CAAS) and integrated into the new glass cockpit of the CH-53 G helicopter. The first two qualification/verification aircraft are scheduled for delivery in mid-2009. A majority of the development and production of GAMS is being performed by Rockwell Collins Deutschland, which is located in Heidelberg, Germany.

The United Kingdom (UK) Ministry of Defence (MoD) awarded an $18 million contract to Rockwell Collins to meet a war-related urgent operational requirement and provide a suite of products for the next generation Forward Air Controller and Forward Observation Officer (FAC/FOO) system. The FAC/FOO system, as part of the Improved Targeting Geolocation Accuracy (ITGA) program, is comprised of a suite of new lightweight, fully integrated digital hardware and software. At the heart of the system is a tablet computer that hosts the Rockwell Collins Rosetta Joint Fires (RJF) software package, providing targeting and communication capabilities. The Rockwell Collins Azimuth Augmentation system, an important part of the FAC/FOO package, provides unparalleled targeting precision by correcting Laser Range Finder (LRF) inaccuracies and enabling the precise delivery of modern GPS-guided weapons. The majority of work for this program will be done at the Rockwell Collins UK Ltd. facility in Reading, England.

Rockwell Collins Helmet Mounted Display selected by the U.S. Army for the Aviation Combined Arms Tactical Trainer (AVCATT) Helmet Mounted Display (HMD) modification and upgrade program. AVCATT is a mobile, transportable, virtual simulation training system designed to provide Army aviation with the capability to conduct realistic, high intensity training exercises and mission rehearsals.  The system allows pilots to train and rehearse through networked simulation in a collective and combined arms simulated battlefield environment. The contract calls for Rockwell Collins to provide the SimEye SR100A HMD, a more compact, lightweight, high-resolution upgrade for its already proven SimEye XL100A, which is presently used in AVCATT.

Rockwell Collins received an $18 million award from Raytheon Missile Systems for the JSOW/Harpoon net-enabled weapon data link. The Strike Common Weapon Data Link program, sponsored by the U.S. Navy, upgrades the Joint Stand Off Weapon (JSOW) and Harpoon weapon systems with a network-enabled data link capability. The Rockwell Collins Weapon Data Link is a networked solution that provides in-flight retargeting, bomb hit indication, weapon target handover and programmability. The addition of the Weapon Data Link to precision weapons brings the warfighter the capability to more effectively engage critical time-sensitive and moving targets in all weather conditions.

Rockwell Collins introduced the PolarisTM family of Standard Positioning Service (SPS) Global Positioning System (GPS) receivers. Polaris offers the same functionality and ruggedness featured in Rockwell Collins’ popular Defense Advanced GPS Receiver (DAGR) and Miniature Precision Lightweight GPS Receiver Engine (MPE), but without the Selective Availability Anti-Spoofing Module (SAASM). The Polaris Guide, a handheld receiver, and Polaris Link, an embeddable card, will be available for use in any federal, civilian, Department of Defense or international platforms requiring SPS real-time GPS data. Both products incorporate Rockwell Collins’ 12-channel All-in-View SPS Course Acquisition (C/A) code module and will be available to both military and non-military customers, as well as NATO and non-NATO countries. The Polaris Explosive Resistant GPS is also available to these same customers and is designed for vehicle and ship applications requiring the ruggedness to resist mine or improvised explosive device (IED) detonations, thereby improving crew survivability.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on October 31, 2007. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through November 30, 2007.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events; the financial condition of our customers (including major U.S. airlines); the health of the global economy; the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; delays related to the award of domestic and international contracts; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies; recruitment and retention of qualified personnel; risk of a labor strike in fiscal year 2008 as collective bargaining agreements expire in May 2008; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates, including the risk that Congress will not enact research and development tax credit legislation applicable to all of fiscal year 2008; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments; risk of government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Crookshank
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2007	2006	2007	2006
Sales
Government Systems	$621	$558	$2,231	$2,043
Commercial Systems	605	503	2,184	1,820
Total sales	$1,226	$1,061	$4,415	$3,863

Segment operating earnings
Government Systems	$121	$110	$441	$402
Commercial Systems	130	106	485	370
Total segment operating earnings	251	216	926	772

Interest expense	(3)	(4)	(13)	(13)
Stock-based compensation	(4)	(5)	(17)	(18)
General corporate, net	(16)	(16)	(58)	(60)
Restructuring (charge) adjustment (1)	1	(14)	5	(14)
Earnings from corporate-level equity affiliate	-	-	-	2
Gain on sale of equity affiliate	-	20	-	20
Income before income taxes	229	197	843	689

Income tax provision (2)	(73)	(59)	(258)	(212)
Net income	$156	$138	$585	$477

Diluted earnings per share	$0.93	$0.79	$3.45	$2.73

Weighted average diluted shares outstanding	168.7	173.9	169.7	174.5

(1) Represent the fourth quarter fiscal year 2006 restructuring charge related to decisions to implement certain business realignment and facility rationalization actions and fiscal year 2007 adjustments to this charge principally due to incurring lower than anticipated employee separation costs.

(2) The fiscal year 2007 fourth quarter and full year income tax provisions were approximately $6 million lower than management’s previous guidance principally due to the recognition of a higher than expected level of Federal Research and Development Tax Credits (R&D Tax Credits) and the impact of not implementing a previously planned state tax planning strategy. In addition, the fiscal year 2007 full year effective income tax rate includes about a 1.5 percentage point benefit from nine months of R&D Tax Credits applicable to the 2006 fiscal year due to the passage of legislation in the first quarter of fiscal year 2007 that retroactively reinstated and extended the availability of R&D Tax Credits beyond December 31, 2006.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three months and years ended September 30, 2007 and 2006 (unaudited, in millions):

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2007	2006	2007	2006
Defense electronics	$421	$378	$1,510	$1,413
Defense communications	200	180	721	630
Air transport aviation electronics	346	273	1,175	968
Business and regional aviation electronics	259	230	1,009	852
Total	$1,226	$1,061	$4,415	$3,863

Original equipment	$314	$253	$1,097	$929
Aftermarket	291	250	1,087	891
Total Commercial Systems sales	$605	$503	$2,184	$1,820

Certain prior year air transport aviation electronics sales and business and regional aviation electronics sales have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Sept. 30,	Sept. 30,
	2007	2006
Assets
Cash and cash equivalents	$231	$144
Receivables	883	821
Inventories	823	727
Current deferred income taxes	176	168
Other current assets	56	67
Total current assets	2 ,169	1,927

Property	607	552
Goodwill and intangible assets	691	654
Prepaid pension asset	88	-
Other assets	195	145
Total assets	$3,750	$3,278

Liabilities and shareowners’ equity
Accounts payable	$395	$324
Compensation and benefits	305	268
Advance payments from customers	304	246
Product warranty costs	213	189
Income taxes payable	29	54
Other current liabilities	213	243
Total current liabilities	1,459	1,324

Long-term debt	223	245
Retirement benefits	359	421
Other liabilities	136	82

Shareowners' equity	1,573	1,206
Total liabilities and shareowners’ equity	$3,750	$3,278

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Years Ended
	Sept. 30
	2007	2006
Operating Activities:

Net income	$585	$477
Adjustments to arrive at cash provided by operating activities:
Gain on sale of equity affiliate	-	(20)
Restructuring charge (adjustment)	(5)	14
Depreciation	96	85
Amortization of intangible assets	22	21
Stock-based compensation	17	18
Compensation and benefits paid in common stock	58	50
Tax benefit from the exercise of stock options	34	28
Excess tax benefit from stock-based compensation	(33)	(28)
Deferred income taxes	43	33
Pension plan contributions	(90)	(66)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(126)	(78)
Inventories	(128)	(43)
Accounts payable	55	35
Advance payments from customers	61	24
Compensation and benefits	41	(16)
Income taxes	(23)	(12)
Other assets and liabilities	-	73
Cash Provided by Operating Activities	607	595

Investing Activities:

Property additions	(125)	(144)
Acquisition of businesses, net of cash acquired	(32)	(100)
Acquisition of intangible assets	(8)	-
Proceeds (payments) from sale of equity affiliate	(2)	84
Proceeds from settlement of discontinued license agreement	14	-
Proceeds from disposition of property	-	1
Cash Used for Investing Activities	(153)	(159)

Financing Activities:

Purchases of treasury stock	(333)	(492)
Cash dividends	(107)	(96)
Payments on long-term debt	(27)	-
Proceeds from exercise of stock options	61	73
Excess tax benefit from stock-based compensation	33	28
Proceeds from issuance of long-term debt	-	46
Cash Used for Financing Activities	(373)	(441)

Effect of exchange rate changes on cash and cash equivalents	6	4

Net Change in Cash and Cash Equivalents	87	(1)

Cash and Cash Equivalents at Beginning of Period	144	145
Cash and Cash Equivalents at End of Period	$231	$144

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